Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda

Phone	(441) 292-8515
Fax	(441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

G. THOMPSON HUTTON TO RETIRE FROM XL GROUP PLC BOARD OF DIRECTORS

Hamilton, Bermuda – July 27, 2010 – XL Group plc, (the “Company”) (NYSE: XL) announced today that Mr. G. Thompson Hutton has decided to leave the Board of Directors to start a new business focused on risk and insurance in renewable energy.

XL’s Chairman of the Board, Mr. Robert R. Glauber, commented: “Tom’s decision that his future business activities require that he retire from the XL Board will be a great loss to the Board. As Chair of the Special Committee on Enterprise Risk Management, he has led the Board’s successful effort to create a more robust ERM framework for XL. The ERM Committee was charged by the Board with recommending, no later than October 2010, whether it should become a permanent Committee or move its responsibilities into other Committees. On the Committee’s recommendation, the Board has determined to consolidate the oversight of the Company’s risk management responsibilities into the Finance Committee and rename such Committee the “Risk and Finance Committee”.

“We thank Tom for helping to enhance the risk management framework of XL, which has received public praise, and for his many other contributions. We wish him all the best in his new endeavors.”

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.